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                                                                      EXHIBIT 11


                             MICHIGAN BREWERY, INC.

                    Computation of Net Loss Per Common Share

                                                         Three           Three
                                                        Months          Months
                                                         Ended           Ended
                                                     March 30,       March 31,
                                                          1997            1996
                                                    ----------      ----------
Weighted average number of issued
  shares outstanding                                 5,275,000       2,500,000

Effect of:
  Common shares issued during
    1996 (1)                                                 0          87,363
  Dilutive effect of cheap stock after
    application of treasu
    stock method (1)                                         0         291,982
                                                    ----------      ----------

Shares outstanding used to compute
  net income (loss) per share                        5,275,000       2,879,345
                                                    ----------      ----------

Net income (loss)                                    ($355,186)      ($387,443)
                                                    ----------      ----------
                                                    ----------      ----------

Net income (loss) per common share                      ($0.07)         ($0.13)
                                                    ----------      ----------
                                                    ----------      ----------

(1) Cheap stock and common shares issued during 1996 are included in the computation for all periods presented in accordance with Staff Accounting Bulletin Topic 4 (D).